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                                                                    EXHIBIT 8.1

                    [JONES, DAY, REAVIS & POGUE LETTERHEAD]



                                February 19, 1999



ABC Rail Products Corporation
200 South Michigan Avenue
Suite 1300
Chicago, Illinois 60604


Ladies & Gentlemen:

         We have acted as counsel to ABC Rail Products Corporation, a Delaware corporation ("ABC"), in connection with the merger of ABCR Acquisition Subsidiary, Inc., a Delaware corporation ("Merger Subsidiary") and a wholly owned subsidiary of ABC, with and into NACO, Inc., a Delaware corporation ("NACO"), pursuant to the Agreement and Plan of Merger, dated as of September 17, 1998, as amended and restated as of December 10, 1998, and as further amended as of February 16, 1999 (the "Merger Agreement"), by and among such three corporations. This opinion is being delivered pursuant to Section 6.3(e) of the Merger Agreement. Capitalized terms used but not defined herein shall have the same meanings ascribed to such terms in the Merger Agreement.

         In connection with this opinion, we have assumed, with your consent, that (1) Merger Subsidiary will merge with and into NACO, with NACO being the surviving entity, (2) the Merger will be effected in accordance with the Merger Agreement and will qualify as a merger under the laws of the State of Delaware,
(3) all the provisions of the Merger Agreement will be complied with, (4) the representations of ABC and NACO set forth in the ABC Tax Matters Certificate and the NACO Tax Matters Certificate, respectively, each dated the date hereof, and delivered to us, are true and correct on and as of the date hereof, and (5) under the General Corporation Law of the State of Delaware, NACO's stockholders will not be entitled to appraisal rights in connection with the Merger.

         Our opinion is based upon the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the existing, temporary and currently proposed Treasury Regulations promulgated thereunder, existing administrative rulings and practices of the Internal Revenue Service, and existing judicial decisions, all of which are subject to change at any time. It should be noted that future legislative, judicial or administrative actions, decisions or interpretations, which may or may not be retroactive in effect, could materially affect our opinion.

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                                                     JONES, DAY, REAVIS & POGUE



ABC Rail Products Corporation
February 19, 1999
Page 2

         Based upon and subject to the foregoing, as well as the limitations and qualifications set forth below, it is our opinion that:

         1. The Merger will qualify for federal income tax purposes as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

         2. ABC, NACO and Merger Subsidiary will each be a party to such reorganization within the meaning of Section 368(b) of the Code.

         3. No gain or loss will be recognized by the stockholders of ABC as a result of the Merger.

         4. No gain or loss will be recognized by ABC, NACO or Merger Subsidiary as a result of the Merger.

         We have not considered and do not express any opinion as to any federal income tax consequences of the Merger other than those expressly stated above. We have also not considered and do not express any opinion with respect to the tax consequences of the Merger under any state, local or foreign tax law.

         An opinion of counsel is not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or a court will not take a contrary position with respect to the conclusions set forth above.

         The opinions expressed in this letter take into account laws, interpretations of laws, and facts known to us as of the date of this letter. We undertake no responsibility to advise you of changes in laws or interpretations of laws or facts that come to our attention after that time.

         This opinion is being furnished to you solely for your use and benefit in connection with the Merger and is not intended to be relied upon by other persons in any manner or for any purpose.

                                                Very truly yours,


                                                /s/ Jones, Day, Reavis & Pogue